EXHIBIT 12

                           THE BANK OF NEW YORK COMPANY, INC.
                         Ratios of Earnings to Fixed Charges and
                       Ratios of Earnings to Combined Fixed Charges,
                      and Distributions on Preferred Trust Securities
                                  (Dollars in millions)

                                          Three Months Ended   Nine Months Ended
                                            September 30,        September 30,

                                              2001    2000        2001    2000
                                              ----    ----        ----    ----
EARNINGS
--------
Income Before Income Taxes                  $  380  $  604      $1,637  $1,756
Fixed Charges, Excluding Interest
  on Deposits                                  187     137         417     392
                                            ------  ------      ------  ------

Income Before Income Taxes and Fixed
  Charges Excluding Interest on Deposits       567     741       2,054   2,148
Interest on Deposits                           351     501       1,185   1,494
                                            ------  ------      ------  ------

Income Before Income Taxes and Fixed
  Charges, Including Interest on Deposits   $  918  $1,242      $3,239  $3,642
                                            ======  ======      ======  ======

FIXED CHARGES
-------------
Interest Expense, Excluding Interest
  on Deposits                               $  160  $  127      $  372  $  364
One-Third Net Rental Expense*                   27      10          45      28
                                            ------  ------      ------  ------
Total Fixed Charges, Excluding Interest
  on Deposits                                  187     137         417     392
Interest on Deposits                           351     501       1,185   1,494
                                            ------  ------      ------  ------
Total Fixed Charges, Including Interest
  on Deposits                               $  538  $  638      $1,602  $1,886
                                            ======  ======      ======  ======
DISTRIBUTION ON PREFERRED TRUST
SECURITIES, PRE-TAX BASIS
-------------------------------             $   24  $   28      $   79  $   85
                                            ======  ======      ======  ======

EARNINGS TO FIXED CHARGES RATIOS
--------------------------------

Excluding Interest on Deposits                3.03x   5.41x       4.93x   5.48x
Including Interest on Deposits                1.71    1.95        2.02    1.93

EARNINGS TO COMBINED FIXED CHARGES,
DISTRIBUTION ON PREFERRED TRUST SECURITIES,
& PREFERRED STOCK DIVIDENDS RATIOS
-------------------------------------------

Excluding Interest on Deposits                2.69    4.49        4.14    4.50
Including Interest on Deposits                1.63    1.86        1.93    1.85

*The proportion deemed representative of the interest factor.